Exhibit 99.1

Transcept Prices Public Offering of Common Stock

POINT RICHMOND, Calif., April 26, 2012 — Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced the pricing of an underwritten public offering of 4,500,000 shares of its common stock at a price of $9.00 per share. The net proceeds to Transcept from the sale of the shares, after deducting underwriting discounts and commissions and estimated expenses, are expected to be approximately $37.6 million. Transcept has also granted the underwriters a 30-day option to purchase up to an additional 675,000 shares of its common stock to cover over-allotments, if any. The offering is expected to close on or about May 1, 2012, subject to customary closing conditions. Leerink Swann LLC and Lazard Capital Markets LLC are acting as joint book-running managers for the offering. Cowen and Company, LLC and JMP Securities LLC are acting as co-managers of the offering.

Transcept intends to use the net proceeds from this offering for general corporate purposes, which may include, among other things, increasing its working capital and funding research and development, including the development of TO-2061, and capital expenditures. In the event that Transcept decides to exercise its option to co-promote Intermezzo® to psychiatrists in the United States, it may use a portion of the net proceeds to support such commercial launch. In addition, Transcept may use a portion of the net proceeds for licensing or acquiring intellectual property to incorporate into its products and product candidates or its research and development programs, and to fund possible investments in and acquisitions of complementary businesses or partnerships.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is unlawful. A shelf registration statement on Form S-3 together with an accompanying base prospectus relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (SEC) and is effective. A preliminary prospectus supplement and accompanying base prospectus relating to and describing the terms of the offering have been filed with the SEC and are available on the SEC’s web site at www.sec.gov. A final prospectus supplement relating to these securities will be filed with the SEC and, when available, may be obtained from the above mentioned SEC website or from the offices of Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, Massachusetts MA 02110, or by email at Syndicate@Leerink.com or by phone at 1-800-808-7525 and Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY, 10020 or via telephone at 1-800-542-0970.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. Intermezzo® (zolpidem tartrate) sublingual tablet C-IV is the first FDA approved Transcept product. Purdue Pharmaceutical Products L.P. holds commercialization and development rights for Intermezzo in the United States. Transcept is currently conducting a Phase 2 study of an investigational product, TO-2061, in patients with obsessive-compulsive disorder. For further information about Transcept, please visit www.transcept.com.

Cautionary Statement

Investors are cautioned that statements in this press release regarding the completion and timing of the public offering constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks related to the satisfaction of customary closing conditions related to the public offering and expected use of proceeds from the public offering. There can be no assurance that Transcept will be able to complete the public offering on the anticipated terms, or at all. Actual results may differ materially from the results anticipated in these forward-looking statements. Information on potential factors that could affect our results and other risks and uncertainties are detailed in Trancept’s preliminary prospectus supplement related to the public offering filed with the SEC on April 25, 2012, and in the prospectus supplement related to the public offering that Transcept expects to file with the SEC on or about April 26, 2012, and from time to time in Transcept’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2011, each available on the SEC’s web site at www.sec.gov.

Contact:

Transcept Pharmaceuticals, Inc.

Greg Mann

Sr. Director, Corporate Communications

(510) 215-3567

gmann@transcept.com